News Release
For Release July 22, 2026
9:00 A.M.

Contact: Michael C. Crapps, Chief Executive Officer and President

D. Shawn Jordan, Executive Vice President & Chief Financial Officer or

Robin D. Brown, Executive Vice President & Chief Marketing Officer

(803) 951-2265

First Community Corporation Announces Leadership Transition, Second Quarter Results and Increased Cash Dividend

LEXINGTON, S.C., July 22, 2026 – Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced planned changes to the bank’s executive leadership team and discussed the results of operations and the company’s activities during the second quarter of 2026.

The company announced that J. Ted Nissen will retire from his role as CEO and President of First Community Bank and as a director of the bank and its holding company, First Community Corporation, effective December 31, 2026. Mr. Nissen is a founding member of the bank’s Executive Leadership Team and he has dedicated over four decades to the banking industry, thirty-one of those years at First Community Bank. He has served many industry and community organizations throughout his career including the South Carolina Bankers Association, the South Carolina Small Business Development Corporation, and the Lexington Medical Center Foundation, all of which have benefited from his talents and his commitment to actively supporting our industry and our local community. Mike Crapps, CEO and President of First Community Corporation, commented on Mr. Nissen’s retirement by saying, “Through his passion and hard work, Ted has contributed so much to so many during his very distinguished career. His contributions to First Community Bank have been significant, his impact is felt throughout our organization, and we will continue to benefit from the legacy that he has created for years to come. Words are not adequate to express our thanks to Ted for all that he has done for First Community and for all that he has meant to our board, our executive team, our employees, our customers, and our community members. We all wish him well as he moves into this next season.”

With Mr. Nissen’s retirement, the CEO and President role will be split and effective January 1, 2027, Vaughan R. Dozier will become Chief Executive Officer of First Community Bank and Joseph A. “Drew” Painter will become President of the bank. With their new roles, Mr. Dozier and Mr. Painter will join the company’s and bank’s board of directors. In his new position as CEO, Mr. Dozier will be responsible for overall bank operations and the oversight of the bank’s Executive Leadership Team including finance, credit, risk, operations, human resources, and marketing as well as the bank’s residential mortgage lending line of business. As President, Mr. Painter will be responsible for commercial and retail banking, financial planning and investment advisory services, and government guaranteed lending, as well as the bank’s Business Services and Branch Administration areas. Mr. Dozier and Mr. Painter are both seasoned bankers with long tenures with First Community, eighteen and twenty-three years, respectively. Both have much institution and industry knowledge that they will bring to their new roles. Both understand First Community’s business and culture on a deep level. Each has been incredibly successful in their various roles with the bank, having most recently served as Co-Commercial and Retail Banking Officers leading significant geographic regions for the bank in addition to their service on the bank’s Executive Leadership Team. Each has graduated from the First Community Bank Leadership Institute and each has also been recognized by the South Carolina Bankers Association as a Young Banker of the Year.

Also, effective January 1, 2027, Michael Cromer and Trey Werner will assume the roles of Regional Executives, each responsible for the oversight of a geographic region of First Community’s network of banking offices. Mr. Cromer will oversee the Midlands region of South Carolina and the CSRA region of South Carolina and Georgia, while Mr. Werner will oversee the Upstate and Piedmont regions of South Carolina as well as the Atlanta/Sandy Springs, Georgia region. Both have had successful tenures with the bank, Mr. Cromer for eighteen years and Mr. Werner for ten years. They are seasoned and talented bankers who will positively impact these important regions for the bank in their new leadership roles.

Mike Crapps will continue in his role as CEO and President of First Community Corporation focusing on board and corporate governance, investor relations, strategy, balance sheet and capital management, and leadership development.

Commenting on the announced leadership transition, First Community board Chairman Jimmy Chao said, “The long-term success and sustainability of First Community Bank has been and continues to be an ongoing focus of our company and we have made it a priority to invest in our people to prepare them for future leadership opportunities. This current leadership transition began in 2023 and it has been implemented in stages over these past several years. Historically, most of our bank’s growth and success has been driven organically under the leadership of Vaughan and Drew. We are committed to a seamless and successful leadership transition of the CEO and President roles to Vaughan and Drew and have great confidence in their partnership leading our bank to even greater success. While Ted has chosen to leave his role a little earlier than planned due to personal health reasons, we are fortunate that he will continue in a consulting role through December 31, 2027 to help ensure a smooth transition. Our board of directors is incredibly grateful to Ted for all of his many contributions to First Community through the years. He has generously shared his time and talents with our company and led with a servant’s heart to impact lives for success and significance.”

In addition to announcing the leadership transition, First Community announced results for the second quarter of 2026.

Highlights for the second quarter of 2026 include:

•	Net income of $7.595 million during the second quarter, an increase of 46.5% year-over-year and 38.1% on a linked quarter basis. Net income excluding merger expenses[1] during the quarter of $7.979 million, an increase of 48.7% year-over-year and 18.1%, on a linked quarter basis.
•	Net income for the six months ended June 30, 2026 of $13.093 million, a 42.6% increase over the same time period in 2025. Net income for the six months ended June 30, 2026, excluding merger expenses[1], of $14.733 million, an increase of 57.4% year-over-year.
•	Diluted EPS of $0.80 per common share during the second quarter, an increase of 19.4% year-over-year and 35.6% on a linked quarter basis. Diluted EPS excluding merger expenses[1] of $0.84, an increase of 21.7% year-over-year and 16.7% on a linked quarter basis.
•	Diluted EPS of $1.39 per common share for the six months ended June 30, 2026, an increase of 17.8% over the same time period in 2025. Diluted EPS excluding merger expenses[1] of $1.56 for the six months ended June 30, 2026, an increase of 30.0% over the same time period in 2025.
•	Total deposits were $2.025 billion at June 30, 2026. Year-to-date through June 30, 2026, total deposits have increased $275.3 million, including $229.8 million related to the acquisition of Signature Bank of Georgia that closed on January 8, 2026. Excluding the impact of day one Signature Bank acquisition balances, organic deposit growth was $45.5 million during the first six months of 2026, which represents an annualized growth rate of 5.2%.
•	Total loans were $1.578 billion at June 30, 2026 with growth of $29.1 million during the quarter, an annualized growth rate of 7.5%. Year-to-date loan growth is $267.3 million. This growth includes $195.7 million related to the acquisition of Signature Bank. Excluding the impact of the day one Signature Bank acquisition balances, organic loan growth was $71.6 million during the first half of 2026 which represents an 11.0% annualized growth rate.
•	Capital ratios including the Tangible common shareholders’ equity to tangible assets[1] (TCE) and the Leverage ratio increased to 8.37% and 9.29%, respectively.
•	Net interest margin, on a tax equivalent basis, of 3.51%, an expansion of fourteen basis points compared to the first quarter of 2026. This is the ninth consecutive quarter of margin expansion.

1 Considered non-GAAP financial measure – See Non-GAAP Financial Measures and reconciliation of non-GAAP financial measures to GAAP on pages 12 and 13.

•	Key credit quality metrics continue to be strong with net charge-offs, including overdrafts, during the second quarter of 2026 of $21 thousand; net loan recoveries, excluding overdrafts, during the quarter of $3 thousand; non-performing assets of 0.04%; and past due loans of 0.26% at June 30, 2026.
•	Investment advisory revenue of $2.286 million, an increase of 30.6% year-over-year and 0.7% on a linked quarter basis. Year to date investment advisory revenue of $4.557 million, an increase of 28.1% over the same time period in 2025. Assets under management (AUM) were $1.378 billion at June 30, 2026, compared to $1.130 billion at March 31, 2026, and $1.170 billion at December 31, 2025.
•	Mortgage income of $1.070 million during the second quarter of the year, an increase of 21.7% year-over-year and 57.1% on a linked quarter basis. Year-to-date mortgage income of $1.751 million, an increase of 6.90% over the same time period in 2025.
•	Government Guaranteed Lending fee income of $704 thousand in the second quarter of 2026, with $16.140 million in loan production, $8.94 million in loans sold, and a gain-on-sale margin of 7.50%.
•	Cash dividend of $0.17 per common share, the 98th consecutive quarter of cash dividends paid to common shareholders.

Earnings

Net income for the second quarter of 2026 was $7.595 million with diluted earnings per common share of $0.80. This compares to net income and diluted earnings per common share of $5.186 million and $0.67, respectively, year-over-year and $5.498 million and $0.59, respectively, on a linked quarter basis. Net income excluding merger expenses1 was $7.979 million, an increase of 48.7% year-over-year and 18.1%, on a linked quarter basis. Diluted EPS excluding merger expenses1 was $0.84, an increase of 21.7% year-over-year and 16.7% on a linked quarter basis. Results reported include the impact of the acquisition of Signature Bank, which closed on January 8, 2026.

Year-to-date through June 30, 2026, net income was $13.093 million compared to $9.183 million during the first six months of 2025. Diluted earnings per share for the first half of 2026 were $1.39 compared to $1.18 during the same time period in 2025. Net income year-to-date, excluding merger expenses1, was $14.733 million, an increase of 57.4% year-over-year. Diluted EPS year-to-date, excluding merger expenses1, was $1.56, an increase of 30.0% year-over-year. Results reported include the impact of the acquisition of Signature Bank of Georgia, which was closed on January 8, 2026.

Cash Dividend and Capital

The Board of Directors has approved an increased cash dividend for the second quarter of 2026 of $0.17 per common share. This dividend is payable on August 18, 2026 to shareholders of record of the company’s common stock as of August 4, 2026. First Community Corporation CEO and President, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 98th consecutive quarter.”

Each of the regulatory capital ratios for the bank exceeds the well capitalized minimum levels currently required by regulatory statute. At June 30, 2026, the bank’s regulatory capital ratios, Leverage, Tier I Risk Based and Total Risk Based, were 9.29%, 12.98%, and 14.13%, respectively. This compares to the same ratios as of June 30, 2025 of 8.44%, 13.04%, and 14.10%, respectively. As of June 30, 2026, the bank’s Common Equity Tier I ratio was 12.98% compared to 13.04% at June 30, 2025. The bank’s tangible common shareholders’ equity to tangible assets1 (TCE) was 8.37% at June 30, 2026 compared to 7.47% at December 31, 2025 and 6.92% as of June 30, 2025.

Tangible Book Value (TBV) per share1 increased during the quarter to $20.84 per share at June 30, 2026, from $19.84 per share as of December 31, 2025, and $18.28 per share at June 30, 2025.

On May 7, 2026, the company announced that it had approved a plan to utilize up to $7.5 million of capital to repurchase shares of the company’s common stock, which represents approximately 3.3% of total shareholders’ equity as of June 30, 2026. Under the repurchase plan, the company may repurchase shares from time to time, through May 7, 2027. While the company did not repurchase any shares during the second quarter of 2026, the repurchase plan provides capital management opportunities for the company in the future.

1 Considered non-GAAP financial measure – See Non-GAAP Financial Measures and reconciliation of non-GAAP financial measures to GAAP on pages 12 and 13.

Loan Portfolio Quality/Allowance for Credit Losses

The company’s asset quality remains strong. The non-performing assets (NPAs) were 0.04% of total assets at June 30, 2026, with $887 thousand in NPAs, which compares to 0.04% and $853 thousand, respectively, at March 31, 2026. The past due ratio for all loans was 0.26% at June 30, 2026 compared to 0.17% at March 31, 2026. During the second quarter of 2026, the bank had net charge-offs, including overdrafts, of $21 thousand and net loan recoveries, excluding overdrafts, of $3 thousand. Year-to-date through June 30, 2026, net charge-offs, including overdrafts, of $26 thousand and net loan recoveries, excluding overdrafts, of $7 thousand. The ratio of classified loans plus Other Real Estate Owned (OREO) is 2.55% of total bank regulatory risk-based capital at June 30, 2026.

Balance Sheet

Total loans increased during the second quarter of 2026 by $29.1 million to $1.578 billion at June 30, 2026, a linked quarter annualized growth rate of 7.5%. Commercial loan production was $60.3 million during the second quarter of 2026. There were also advances of unfunded commercial construction loans of $24.9 million during the second quarter of 2026. Offsetting some of this loan growth were loan payoffs and paydowns in the second quarter of 2026 which were up approximately 17.6% compared to the first quarter of 2026.

The yield on the loan portfolio was 6.02% in the second quarter of 2026 as compared to 5.94% in the first quarter of 2026. Purchase accounting amortization on the acquired Signature Bank loan portfolio resulted in amortization expense of $178 thousand during the second quarter of 2026 compared to $437 thousand in the first quarter of the year, thus reducing net interest margin by 0.03% during the second quarter of 2026 compared to 0.08% during the first quarter of 2026.

Total deposits were $2.025 billion at June 30, 2026 compared to $2.048 billion at March 31, 2026. This decrease in deposits is largely attributable to deposit flows into some specific accounts near the end of the first quarter which reversed out early in the second quarter. In fact, average total deposits actually increased in the second quarter to $2.019 billion as compared to $1.978 billion in the first quarter. Pure deposits, which are defined as total deposits less certificates of deposit, were $1.702 billion at June 30, 2026 compared to $1.727 billion at March 31, 2026. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $96.5 million at June 30, 2026. Non-interest-bearing deposits were $527.9 million or 26.1% of total deposits at June 30, 2026. The average balance per customer deposit account as of June 30, 2026 was $34,037, with the average balance per consumer account of $18,020 and per non-consumer account of $72,669. All of the above point to the granularity and the quality of the bank’s deposit franchise. Costs of deposits decreased four basis points to 1.76% in the second quarter of 2026 compared to 1.80% in the first quarter of 2026. Cost of funds decreased three basis points on a linked quarter basis to 1.82% in the second quarter of 2026 from 1.85% in the first quarter of 2026.

The bank has other short-term investments, primarily interest-bearing cash at the Federal Reserve Bank, of $130.5 million at June 30, 2026 compared to $182.5 million at March 31, 2026. The investment portfolio was $510.8 million at June 30, 2026 compared to $512.6 million at March 31, 2026. The yield increased to 3.33% during the second quarter of 2026 as compared to 3.32% in the first quarter of 2026. The effective duration of the total investment portfolio is 3.4 at June 30, 2026. Accumulated Other Comprehensive Loss (AOCL) was $18.2 million at June 30, 2026 compared to $18.8 million at March 31, 2026.

Net Interest Income/Net Interest Margin

Net interest income was $19.501 million in the second quarter of 2026 compared to $18.369 million in the first quarter of 2026 and $15.324 million in the second quarter of 2025. The net interest margin, on a tax equivalent basis, was 3.51% for the second quarter of 2026 compared to 3.37% in the first quarter of 2026 and 3.21% in the second quarter of 2025. This margin expansion was driven by a combination of factors including improved loan portfolio yield, the growth in the loan portfolio which resulted in a better earning asset mix, a reduction in the purchase accounting amortization expense of the acquired Signature Bank loan portfolio, lower cost of deposits and lower cost of funds. Loans as a percent of earning assets were 70.4% at June 30, 2026 compared to 68.0% at March 31, 2026. Purchase accounting amortization on the acquired Signature Bank loan portfolio resulted in amortization expense of $178 thousand during the second quarter of 2026 compared to $437 thousand in the first quarter of the year, thus reducing net interest margin by 0.03% during the second quarter of 2026 compared to 0.08% during the first quarter of 2026. Cost of deposits and cost of funds also declined by 0.04% and 0.03%, respectively.

Non-Interest Income

Non-interest income for the second quarter of 2026 was $5.637 million, compared to $4.790 million in the first quarter of 2026 and $4.206 million in the second quarter of 2025, an increase of 17.7% and 34.0%, respectively.

Total production in the mortgage line of business in the second quarter of 2026 was $53.8 million which was comprised of $38.3 million in secondary market loans, $2.3 million in adjustable rate mortgages (ARMs), and $13.2 million in construction loans. Total fee revenue in the mortgage line of business was $1.070 million in the second quarter of 2026, which includes $1.066 million associated with the secondary market loans with a gain-on-sale margin of 2.78%. This compares to production year-over-year of $62.9 million which was comprised of $31.9 million in secondary market loans, $5.7 million in ARMs, and $25.3 million in construction loans during the second quarter of 2025. Fee revenue associated with the secondary market loans in the second quarter of 2025 was $876 thousand with a gain-on-sale margin of 2.74%.

Revenue from the financial planning and investment advisory line of business was $2.286 million for the second quarter of 2026 compared to $2.271 million in the first quarter of 2026 and $1.751 million in the second quarter of 2025. Assets Under Management (AUM) were $1.378 billion at June 30, 2026, compared to $1.130 billion at March 31, 2026, and $1.011 billion at June 30, 2025.

Total fee revenue from the Government Guaranteed Lending line of business was $704 thousand in the second quarter of 2026 compared to $400 thousand in the first quarter of the year. Production in this line of business in the second quarter of 2026 included $16.140 million in SBA loans compared to the first quarter of the year with production of $2.36 million in SBA loans. During the second quarter of 2026, the company sold $8.94 million in loans, which resulted in a premium of $671 thousand and a gain-on-sale margin of 7.50%. This compares to the first quarter of the year with $2.021 million in loans sold for a premium of $194 thousand and a gain-on-sale margin of 9.59%. As previously reported, on April 10, 2026, First Community Bank received its Preferred Lender status from the Small Business Administration.

Non-Interest Expense

Non-interest expense was $15.273 million in the second quarter of 2026 compared to $17.031 million in the first quarter of the year. Merger expenses were $1.078 million lower in the second quarter as the company wrapped up the acquisition of Signature Bank of Georgia with the system conversion in mid-March. Marketing and public relations expenses were down $271 thousand on a linked quarter basis due to a planned reduced media schedule. Other expenses were down $560 thousand primarily due to lower audit, attorney and other professional fees as well as lower fraud-related losses. Further, in the second quarter of 2026, the company benefited from the reversal of a merger related accrual in the amount of $270 thousand.

Other

During the second quarter of 2026, the company purchased $900 thousand in 2026 South Carolina low income housing tax credits which resulted in an income tax benefit of $114 thousand. During the first quarter of 2026, the company purchased $12.544 million in federal tax credits for $11.666 million, which resulted in a benefit to income tax expense of $878 thousand.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, financial planning/investment advisory services, and SBA/USDA lending. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta and Atlanta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENT

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, including statements regarding the anticipated timing and benefits of the leadership transition, the consulting arrangement with Mr. Nissen, and the expected roles and responsibilities of the company’s executive officers, and are thus prospective. Forward-looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such risks, uncertainties and other factors, include, among others, the following: (1) the risk that anticipated cost savings or other expected benefits of the acquisition of Signature Bank of Georgia may not be realized; (2) potential disruption to client or employee relationships as a result of the acquisition of Signature Bank of Georgia; (3) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (4) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (5) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (6) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (7) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (8) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (9) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (10) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (11) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (12) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, government shutdowns, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruptions in transportation; (13) risks associated with the planned leadership transition, including the ability to retain key employees, maintain client relationships, and successfully integrate new executive responsibilities; and (14) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Total Assets	$2,372,348	$2,391,531	$2,057,732	$2,066,598	$2,046,265
Other Short-term Investments and CDs[1]	130,516	182,497	137,184	163,237	151,323
Investment Securities
Investments Held-to-Maturity	184,974	188,728	195,135	198,824	201,761
Investments Available-for-Sale	322,596	320,710	294,109	299,529	302,627
Other Investments at Cost	3,252	3,204	2,942	2,942	2,894
Total Investment Securities	510,822	512,642	492,186	501,295	507,282
Loans Held-for-Sale	11,946	6,936	10,737	8,970	10,975
Loans	1,578,292	1,549,143	1,311,019	1,279,310	1,260,055
Allowance for Credit Losses - Investments	14	16	19	19	19
Allowance for Credit Losses - Loans	18,515	18,364	13,806	13,478	13,330
Allowance for Credit Losses - Unfunded Commitments	609	654	531	529	490
Goodwill	29,399	29,399	14,637	14,637	14,637
Other Intangibles	2,681	2,785	289	328	368
Total Deposits	2,024,840	2,048,264	1,749,544	1,771,164	1,754,041
Securities Sold Under Agreements to Repurchase	96,546	99,835	107,189	99,614	103,640
Federal Funds Purchased	—	—	—	—	—
Federal Home Loan Bank Advances	—	—	—	—	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(18,224)	(18,834)	(18,401)	(20,173)	(21,863)
Shareholders’ Equity	227,985	220,817	167,557	161,568	155,500

Book Value Per Common Share	$24.25	$23.50	$21.78	$21.01	$20.23
Tangible Book Value Per Common Share (non-GAAP)	$20.84	$20.07	$19.84	$19.06	$18.28
Equity to Assets	9.61%	9.23%	8.14%	7.82%	7.60%
Tangible Common Equity to Tangible Assets (TCE Ratio) (non-GAAP)	8.37%	8.00%	7.47%	7.15%	6.92%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	78.54%	75.97%	75.55%	72.74%	72.46%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	77.95%	75.63%	74.93%	72.23%	71.84%
Allowance for Credit Losses - Loans/Loans	1.17%	1.19%	1.05%	1.05%	1.06%

Regulatory Capital Ratios (Bank):
Leverage Ratio	9.29%	9.09%	8.66%	8.55%	8.44%
Tier 1 Capital Ratio	12.98%	12.82%	13.11%	13.10%	13.04%
Total Capital Ratio	14.13%	13.98%	14.16%	14.15%	14.10%
Common Equity Tier 1 Capital Ratio	12.98%	12.82%	13.11%	13.10%	13.04%
Tier 1 Regulatory Capital	$217,585	$211,380	$179,295	$175,471	$171,611
Total Regulatory Capital	$236,724	$230,413	$193,650	$189,497	$185,450
Common Equity Tier 1 Capital	$217,585	$211,380	$179,295	$175,471	$171,611

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Average Total Assets	$2,366,850	$2,033,216	$2,359,468	$2,007,497
Average Loans (Includes Loans Held-for-Sale)	1,572,564	1,263,027	1,542,199	1,251,192
Average Investment Securities	510,084	505,473	506,837	498,868
Average Short-term Investments and CDs[1]	152,375	155,878	179,132	148,287
Average Earning Assets	2,235,023	1,924,378	2,228,168	1,898,347
Average Deposits	2,018,940	1,737,259	1,998,681	1,703,526
Average Other Borrowings	116,026	125,197	126,407	135,414
Average Shareholders’ Equity	223,611	152,097	219,614	149,432

Asset Quality:	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Loan Risk Rating by Category (End of Period)
Special Mention	$5,205	$5,713	$5,186	$2,948	$2,506
Substandard	5,869	4,009	1,306	1,314	1,323
Doubtful	—	—	—	—	—
Pass	1,567,218	1,539,421	1,304,527	1,275,048	1,256,226
Total Loans	$1,578,292	$1,549,143	$1,311,019	$1,279,310	$1,260,055
Nonperforming Assets
Non-accrual Loans	$300	$311	$202	$205	$210
Other Real Estate Owned and Repossessed Assets	168	168	168	194	194
Accruing Loans Past Due 90 Days or More	419	374	2	482	66
Total Nonperforming Assets	$887	$853	$372	$881	$470

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Loans Charged-off	$4	$3	$6	$3
Overdrafts Charged-off	26	19	39	28
Loan Recoveries	(7)	(8)	(13)	(22)
Overdraft Recoveries	(2)	(4)	(6)	(10)
Net Charge-offs (Recoveries)	$21	$10	$26	$(1)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.01%	0.00%	0.00%	(0.00%)

1 Includes federal funds sold and interest-bearing deposits

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2026	2025	2026	2025	2026	2025
Interest income	$29,175	$24,173	$28,039	$23,082	$57,214	$47,255
Interest expense	9,674	8,849	9,670	8,692	19,344	17,541
Net interest income	19,501	15,324	18,369	14,390	37,870	29,714
Provision for (release of) credit losses	126	(237)	193	437	319	200
Net interest income after provision for (release of) credit losses	19,375	15,561	18,176	13,953	37,551	29,514
Non-interest income
Deposit service charges	213	224	223	221	436	445
Mortgage banking income	1,070	879	681	759	1,751	1,638
Investment advisory fees and non-deposit commissions	2,286	1,751	2,271	1,806	4,557	3,557
Government guaranteed lending income	704	—	400	—	1,104	—
Gain on sale of other assets	—	127	—	—	—	127
Other non-recurring income	80	—	—	—	80	—
Other	1,284	1,225	1,215	1,196	2,499	2,421
Total non-interest income	5,637	4,206	4,790	3,982	10,427	8,188
Non-interest expense
Salaries and employee benefits	9,514	8,060	9,492	7,657	19,006	15,717
Occupancy	893	772	817	777	1,710	1,549
Equipment	406	390	379	390	785	780
Marketing and public relations	289	208	560	514	849	722
FDIC assessment	294	274	272	300	566	574
Other real estate expense, net	3	110	4	12	7	122
Amortization of intangibles	101	40	96	39	197	79
Merger expenses	503	234	1,581	—	2,084	234
Other	3,270	2,995	3,830	3,065	7,100	6,060
Total non-interest expense	15,273	13,083	17,031	12,754	32,304	25,837
Income before taxes	9,739	6,684	5,935	5,181	15,674	11,865
Income tax expense	2,144	1,498	437	1,184	2,581	2,682
Net income	$7,595	$5,186	$5,498	$3,997	$13,093	$9,183

Per share data
Net income, basic	$0.81	$0.68	$0.60	$0.52	$1.41	$1.20
Net income, diluted	$0.80	$0.67	$0.59	$0.51	$1.39	$1.18

Average number of shares outstanding - basic	9,366,415	7,663,964	9,215,205	7,647,537	9,291,228	7,665,796
Average number of shares outstanding - diluted	9,504,285	7,786,757	9,344,816	7,767,978	9,421,205	7,775,231
Shares outstanding period end	9,399,731	7,685,754	9,397,960	7,681,601	9,399,731	7,685,754

Return on average assets	1.29%	1.02%	0.95%	0.82%	1.12%	0.92%
Return on average common equity	13.62%	13.68%	10.34%	11.05%	12.02%	12.39%
Return on average tangible common equity (non-GAAP)	15.91%	15.18%	12.06%	12.31%	14.03%	13.78%
Net interest margin (non taxable equivalent)	3.50%	3.19%	3.35%	3.12%	3.43%	3.16%
Net interest margin (taxable equivalent)	3.51%	3.21%	3.37%	3.13%	3.44%	3.17%
Efficiency ratio[1]	58.79%	66.04%	66.46%	69.23%	62.48%	67.59%

1 Calculated by dividing non-interest expense less merger expenses by net interest income on tax equivalent basis and non-interest income, excluding gain on sale of other assets and other non-recurring income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Three months ended June 30, 2026			Three months ended June 30, 2025
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,572,564	$23,594	6.02%	$1,263,027	$18,174	5.77%
Non-taxable securities	43,492	337	3.11%	46,160	344	2.99%
Taxable securities	466,592	3,901	3.35%	459,313	3,976	3.47%
Int bearing deposits in other banks	152,253	1,342	3.54%	155,860	1,679	4.32%
Fed funds sold	122	1	3.29%	18	—	0.00%
Total earning assets	2,235,023	29,175	5.24%	1,924,378	24,173	5.04%
Cash and due from banks	28,046			25,103
Premises and equipment	29,679			29,732
Goodwill and other intangibles	32,134			15,024
Other assets	60,384			52,595
Allowance for credit losses - investments	(16)			(24)
Allowance for credit losses - loans	(18,400)			(13,592)
Total assets	$2,366,850			$2,033,216

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$543,720	$2,364	1.74%	$347,536	$1,064	1.23%
Money market accounts	487,135	3,520	2.90%	460,865	3,494	3.04%
Savings deposits	108,158	49	0.18%	110,193	73	0.27%
Time deposits	350,813	2,929	3.35%	343,998	3,268	3.81%
Fed funds purchased	1	—	0.00%	—	—	NA
Securities sold under agreements to repurchase	101,061	566	2.25%	110,233	681	2.48%
FHLB Advances	—	—	NA	—	—	NA
Other long-term debt	14,964	246	6.59%	14,964	269	7.21%
Total interest-bearing liabilities	1,605,852	9,674	2.42%	1,387,789	8,849	2.56%
Demand deposits	529,114			474,667
Allowance for credit losses - unfunded commitments	653			455
Other liabilities	7,620			18,208
Shareholders’ equity	223,611			152,097
Total liabilities and shareholders’ equity	$2,366,850			$2,033,216

Cost of deposits, including demand deposits			1.76%			1.82%
Cost of funds, including demand deposits			1.82%			1.91%
Net interest spread			2.82%			2.48%
Net interest income/margin		$19,501	3.50%		$15,324	3.19%
Net interest income/margin (tax equivalent)		$19,568	3.51%		$15,377	3.21%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Six months ended June 30, 2026			Six months ended June 30, 2025
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,542,199	$45,723	5.98%	$1,251,192	$35,618	5.74%
Non-taxable securities	43,238	661	3.08%	46,571	687	2.97%
Taxable securities	463,599	7,701	3.35%	452,297	7,783	3.47%
Int bearing deposits in other banks	178,965	3,127	3.52%	148,247	3,166	4.31%
Fed funds sold	167	2	2.42%	40	1	5.04%
Total earning assets	2,228,168	57,214	5.18%	1,898,347	47,255	5.02%
Cash and due from banks	28,219			24,868
Premises and equipment	29,781			29,802
Goodwill and other intangibles	31,399			15,043
Other assets	59,916			52,866
Allowance for credit losses - investments	(17)			(23)
Allowance for credit losses - loans	(17,998)			(13,406)
Total assets	$2,359,468			$2,007,497

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$529,513	$4,590	1.75%	$339,760	$2,029	1.20%
Money market accounts	490,363	7,071	2.91%	450,630	6,813	3.05%
Savings deposits	106,886	96	0.18%	111,624	153	0.28%
Time deposits	349,847	5,866	3.38%	338,835	6,514	3.88%
Fed funds purchased	—	—	NA	1	—	0.00%
Securities sold under agreements to repurchase	111,443	1,230	2.23%	120,449	1,494	2.50%
FHLB Advances	—	—	NA	—	—	NA
Other long-term debt	14,964	491	6.62%	14,964	538	7.25%
Total interest-bearing liabilities	1,603,016	19,344	2.43%	1,376,263	17,541	2.57%
Demand deposits	522,072			462,677
Allowance for credit losses - unfunded commitments	662			467
Other liabilities	14,104			18,658
Shareholders’ equity	219,614			149,432
Total liabilities and shareholders’ equity	$2,359,468			$2,007,497

Cost of deposits, including demand deposits			1.78%			1.84%
Cost of funds, including demand deposits			1.84%			1.92%
Net interest spread			2.75%			2.45%
Net interest income/margin		$37,870	3.43%		$29,714	3.16%
Net interest income/margin (tax equivalent)		$38,024	3.44%		$29,818	3.17%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible book value per common share	2026	2026	2025	2025	2025
Tangible common equity per common share (non-GAAP)	$20.84	$20.07	$19.84	$19.06	$18.28
Effect to adjust for intangible assets	3.41	3.43	1.94	1.95	1.95
Book value per common share (GAAP)	$24.25	$23.50	$21.78	$21.01	$20.23
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.37%	8.00%	7.47%	7.15%	6.92%
Effect to adjust for intangible assets	1.24%	1.23%	0.67%	0.67%	0.68%
Common equity to assets (GAAP)	9.61%	9.23%	8.14%	7.82%	7.60%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2026	2025	2026	2025	2026	2025
Return on average tangible common equity (non-GAAP)	15.91%	15.18%	12.06%	12.31%	14.03%	13.78%
Effect to adjust for intangible assets	(2.29)%	(1.50)%	(1.72)%	(1.26)%	(2.01)%	(1.39)%
Return on average common equity (GAAP)	13.62%	13.68%	10.34%	11.05%	12.02%	12.39%

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Pre-tax, pre-provision earnings	2026	2026	2025	2026	2025
Pre-tax, pre-provision earnings (non-GAAP)	$9,865	$6,128	$6,447	$15,993	$12,065
Effect to adjust for pre-tax, pre-provision earnings	(2,270)	(630)	(1,261)	(2,900)	(2,882)
Net Income (GAAP)	$7,595	$5,498	$5,186	$13,093	$9,183

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Net income excluding the after-tax effect of merger expenses	2026	2026	2025	2026	2025
Net income excluding the after-tax effect of merger expenses (non-GAAP)	$7,979	$6,754	$5,365	$14,733	$9,362
Effect to adjust for the after-tax effect of merger expenses	(384)	(1,256)	(179)	(1,640)	(179)
Net Income (GAAP)	$7,595	$5,498	$5,186	$13,093	$9,183

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Diluted earnings per common share excluding the after-tax effect of merger expenses	2026	2026	2025	2026	2025
Diluted earnings per common share excluding the after-tax effect of merger expenses (non-GAAP)	$0.84	$0.72	$0.69	$1.56	$1.20
Effect to adjust for the after-tax effect of merger expenses	(0.04)	(0.13)	(0.02)	(0.17)	(0.02)
Diluted earnings per common share (GAAP)	$0.80	$0.59	$0.67	$1.39	$1.18

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net income excluding the after-tax effect of merger expenses,” “Diluted earnings per common share excluding the after-tax effect of merger expenses.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net income excluding the after-tax effect of merger expenses” is defined as net income plus merger expenses less income taxes on merger expenses. For purposes of our non-GAAP reconciliation, deductible merger expenses were tax-effected at our marginal tax rate of 23.84%, while non-deductible merger-related costs were tax-effected at 0%. The after-tax adjustment represents the combination of these two components.
•	“Diluted earnings per common share excluding the after-tax effect of merger expenses” is defined as ((net income plus merger expenses less income taxes on merger expenses) divided by the average number of diluted shares outstanding). For purposes of our non-GAAP reconciliation, deductible merger expenses were tax-effected at our marginal tax rate of 23.84%, while non-deductible merger-related costs were tax-effected at 0%. The after-tax adjustment represents the combination of these two components.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.